EXECUTION VERSION

SECOND FORBEARANCE AGREEMENT; THIRD AMENDMENT TO THE SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT AND FIRST AMENDMENT TO THE PLEDGE AND SECURITY AGREEMENT

This SECOND FORBEARANCE AGREEMENT; THIRD AMENDMENT TO THE SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT AND FIRST AMENDMENT TO THE PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 10, 2008, by and among Simmons Bedding Company (the “Company”), THL-SC Bedding Company and certain subsidiaries of the Company party to the Credit Agreement (as hereafter defined) as Guarantors (together with the Company, the “Credit Parties”), the financial institutions party hereto as Lenders under the Credit Agreement (collectively, the “Lenders”) and Deutsche Bank AG, New York Branch, individually as a Lender (“DBNY”) and as administrative agent for the Lenders (in such capacity, “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

RECITALS

WHEREAS, the Company, the other Credit Parties and Lenders are parties to that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of May 25, 2006 (as has been or may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the lenders party thereto have agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain loans and other financial accommodations to the Company.

WHEREAS, the Company, the other Credit Parties and Lenders are parties to that certain First Forbearance Agreement and Second Amendment to the Second Amended and Restated Credit and Guaranty Agreement, dated as of November 12, 2008 (the “Forbearance Agreement”), pursuant to which the Forbearance Period thereunder shall terminate on December 10, 2008.

WHEREAS, as of the date hereof, one or more of the Defaults or Events of Default listed on Exhibit A hereto have occurred and are continuing, or may occur during the Second Forbearance Period (as hereinafter defined) (the Defaults and Events of Default described in Exhibit A hereto being herein collectively called the “Specified Defaults”).

WHEREAS, upon the Company’s request, Lenders have agreed, subject to the terms and conditions set forth herein, to forbear from exercising their default-related rights, remedies, powers and privileges against the Company and the other Credit Parties with respect to the Specified Defaults only and to amend certain provisions of the Credit Agreement.

WHEREAS, upon the Company’s request, Lenders have agreed, subject to the terms and conditions set forth herein, to amend certain provisions of the Pledge and Security Agreement dated as of December 19, 2003 by and between each of the Grantors party thereto and the Agent in its capacity as Collateral Agent (as supplemented and in effect on the date hereof, the “Pledge and Security Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                Confirmation by the Company of Obligations and Specified Defaults.

(a) The Company and each other Credit Party acknowledge and agree that as of December 9, 2008, the respective aggregate principal balances of the Loans as of such date and aggregate face amount of Letters of Credit were as follows (such amounts, in the aggregate, the “Existing Principal and Letters of Credit”):

Tranche D Term Loans:                                            $465,000,000.00

Revolving Loans:                                                      $64,532,384.22

Letters of Credit:                                                      $10,427,327.00

The Company and each Credit Party acknowledge and agree that as of December 9, 2008, the aggregate amount of accrued and unpaid interest on the Tranche D Term Loans and Revolving Loans is $3,931,276.71 (the “Existing Interest”), and the accrued and unpaid commitment fees payable pursuant to Section 2.10(a) of the Credit Agreement is $65.87 (the “Existing Commitment Fees”) and the accrued and unpaid letter of credit fees payable pursuant to Section 2.10(b) of the Credit Agreement is $42,540.82 (the “Existing LC Fees” and together with the Existing Principal and Letters of Credit, the Existing Interest, and the Existing Commitment Fees, the “Outstanding Indebtedness”). The foregoing amounts do not include other fees, expenses and other amounts which are chargeable or otherwise reimbursable under the Credit Agreement and the other Credit Documents.  None of the Company and the other Credit Parties have any rights of offset, defenses, claims or counterclaims with respect to any of the Obligations and each of the Credit Parties are jointly and severally obligated with respect thereto, in accordance with the terms of the Credit Documents.

(b) The Company and each other Credit Party acknowledge and agree that each of the Specified Defaults constitute a Default or an Event of Default that has occurred and is continuing as of the Second Forbearance Effective Date or that may occur and continue during the Second Forbearance Period, as the case may be.  Prior to the effectiveness of this Agreement, the existence of certain of the Specified Defaults (i) relieved Lenders and Agent from any obligation to extend any Loan or provide other financial accommodations under the Credit Agreement or other Credit Documents, and (ii) permitted Lenders and Agent to, among other things, (A) suspend or terminate any commitment to provide Loans or make other extensions of credit under any or all of the Credit Agreement and the other Credit Documents, (B) accelerate all or any portion of the Obligations, (C) commence any legal or other action to collect any or all of the Obligations from the Company, any other Credit Party and/or any Collateral, (D) foreclose or otherwise realize on any or all of the Collateral, and/or appropriate, set-off and apply to the payment of any or all of the Obligations, any or all of the Collateral, and/or (E) take any other enforcement action or otherwise exercise any or all rights, remedies, powers and privileges provided for by any or all of the Credit Agreement, the other Credit Documents, applicable law and/or equity.

SECTION 2.  Forbearance; Forbearance Default Rights and Remedies.

(a)  Effective as of the Second Forbearance Effective Date (as hereinafter defined), each Lender and Agent agree that until the expiration or termination of the Second Forbearance Period, it will forbear from exercising its default-related rights and remedies under the Credit Documents against the Company or any other Credit Party solely with respect to the Specified Defaults.  As used herein, the term “Second Forbearance Period” shall mean the period beginning on the Second Forbearance Effective Date and ending on the earliest to occur of (i) any Forbearance Default (as hereinafter defined), (ii) the Agent’s receipt from the Company of a Payment Notice (as hereinafter defined) or the making of any payment (including interest) on any Subordinated Indebtedness by the Credit Parties, any of their Subsidiaries or the Sponsor, (iii) the first day upon which the trustee or any of the holders of the Indebtedness under the Senior Subordinated Note Indenture exercise any of their remedies thereunder or under applicable law, including, without limitation, any acceleration of any such Subordinated Indebtedness (it being understood and agreed that the mere receipt of an acceleration notice by the Company pursuant to Section 6.02 of the Senior Subordinated Note Indenture shall not, in and of itself, terminate the Second Forbearance Period until the acceleration referenced in such notice becomes effective in accordance with the proviso in Section 6.02 of the Senior Subordinated Note Indenture), (iv) if either Simmons Company or Simmons Holdco, Inc. (collectively, the "Parents") or the Credit Parties receive notice with respect to the failure to file quarterly financial reports with the SEC on Form 10-Q for the quarter ending September 27, 2008, from the requisite holders of, or the trustee or agent therefor, the 10% Senior Discount Notes due 2014 issued by Simmons Company or the $300.0 million senior unsecured loans issued by Simmons Holdco, Inc., and the Parents do not file, or do not cause the filing of, such reports with the SEC on Form 10-Q within 60 days of receipt of such notice, such 60th day or (v) 11:59 p.m. (New York City time) on March 31, 2009 (the earliest to occur of clauses (i) through (v) being the “Second Forbearance Termination Date”). As used herein, the term “Forbearance Default” shall mean (A) the occurrence of any Event of Default other than the Specified Defaults, or (B) any representation, warranty or certification made or deemed made by the Company or any other Credit Party in connection with this Agreement (other than the Permitted Exceptions (as defined below)) shall be false in any material respect on the date as of which made or deemed made.

(b) From and after the Second Forbearance Termination Date, including as a result of any Event of Default (other than the Specified Defaults), the agreement of each Lender and Agent hereunder to forbear as set forth in Section 2(a) shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which are hereby waived by the Company and each other Credit Party. The Company and each other Credit Party hereby agree that from and after the Second Forbearance Termination Date, Lenders and Agent may at any time, or from time to time, exercise any and all of their rights, remedies, powers and privileges under any or all of the Credit Agreement, any other Credit Document, applicable law and/or equity, all of which rights, remedies, powers and privileges are fully reserved by each Lender and Agent.

(c) Except as set forth herein, none of the Lenders or Agent shall have any obligation to extend the Second Forbearance Period, or enter into any other waiver, forbearance or amendment, and the Lenders’ and Agent’s agreement to permit any such extension, or enter into any other waiver, forbearance or amendment shall be subject to the sole discretion of the Lenders.  Any agreement by any Lender and Agent to extend the Second Forbearance Period, if any, or enter into any other waiver, forbearance or amendment, must be set forth in writing and signed by a duly authorized signatory of the relevant Lenders and Agent.  The Company and the other Credit Parties each acknowledge that Lenders and Agent have not made any assurances concerning any possibility of an extension of the Second Forbearance Period or the entering into of any waiver, forbearance or amendment.

(d) The Company and the other Credit Parties each acknowledge and agree that no additional Loans or other financial accommodation shall be made by the Lenders to the Company during the Second Forbearance Period, other than (i) the issuance, renewal, extension or replacement of a Letter of Credit and (ii) Revolving Loans made (w) in connection with, and equal to, the decrease in the amount of Letter of Credit Usage, (x) pursuant to Section 2.3(d) of the Credit Agreement, (y) to backstop any Letter of Credit which is otherwise permitted by the Credit Agreement or (z) to provide cash collateral to a beneficiary in lieu of issuing a Letter of Credit; provided that the Revolving Credit Exposure is not increased or decreased after giving effect to any Revolving Loan or other extension of credit as defined above.  In connection with any Loans or financial accommodations incurred or extended pursuant to the Credit Agreement during the Second Forbearance Period as permitted above, the conditions specified in Section 3.2 of the Credit Agreement shall be required to be satisfied; provided that solely for such purposes during the Second Forbearance Period (x) any representations and warranties (i) pursuant to Section 4.9 and Section 4.21 of the Credit Agreement shall not be required to be made and (ii) pursuant to Section 4.15 of the Credit Agreement shall be deemed modified so that the representation may exclude the effects of defaults under operating leases of the Company and its Subsidiaries and under the Senior Subordinated Note Indenture solely as a result of the existence of one or more Specified Defaults and (y) no Specified Default shall be deemed to constitute a Default or Event of Default (the items included in (x) and (y), the “Permitted Exceptions”).

SECTION 3.  Amendments to Credit Agreement.

Effective as of the Second Forbearance Effective Date (as hereinafter defined), the following provisions of the Credit Agreement shall be amended as set forth below (which amendments are in addition to those contained in the Forbearance Agreement, which shall remain in full force and effect except as expressly modified herein).  For the avoidance of doubt, the Credit Agreement shall remain amended as set forth in this section after the Second Forbearance Termination Date, and these amendments shall not operate as a waiver of any Default or Event of Default.

(a) Amendments to Section 1.1.

(i) The definition of “Adjusted Eurodollar Rate” in Section 1.1 is amended by adding the following new sentence at the end thereof:

“Notwithstanding any of the foregoing, on and after the earlier to occur of (x) the Second Forbearance Termination Date and (y) March 31, 2009, the Adjusted Eurodollar Rate shall not at any time be less than 3.25% per annum.”

(ii) The definition of “Applicable Margin” in Section 1.1 is hereby amended by deleting the last paragraph thereof (as added pursuant to Section 3(a)(i) of the Forbearance Agreement) and inserting in lieu thereof the following new paragraph:

“Notwithstanding the foregoing, (x) during the period from and after the Forbearance Effective Date and to and including (but not on) the Second Forbearance Effective Date, the Applicable Margin shall be increased by 2.0% per annum above the rate otherwise applicable and (y) during all periods on and after the Second Forbearance Effective Date, the “Applicable Margin” shall mean (i) for all Loans which are Base Rate Loans, 5.285% per annum and (ii) for all Loans which are Eurodollar Rate Loans, 6.285% per annum.”

(iii) The definition of “Base Rate” in Section 1.1 is deleted in its entirety and replaced by the following:

““Base Rate” means, at any time, the greater of (a) the Prime Rate, and (b) the rate equal to the sum of (i) 0.50% plus (ii) the Federal Funds Effective Rate; provided, that on and after the earlier to occur of (x) the Second Forbearance Termination Date and (y) March 31, 2009, the Base Rate shall not at any time be less than 4.25% per annum.”

(iv) The definition of “CFO Certification” is amended by adding the following phrase at the end thereof:

“, and with respect to the consolidated balance sheet of the Company and its Subsidiaries for each fiscal month and Fiscal Quarter ending on or after September 27, 2008, such balance sheet shall not reclassify long-term debt as short-term debt solely as a result of the existence of the Specified Defaults (as defined in the Second Forbearance Agreement).”

(v) The definition of “Collateral Documents” is amended by inserting “, each Control Agreement” immediately after the words “the Mortgages”.

(vi) The definition of “Credit Document” is amended by inserting “, the Forbearance Agreement and the Second Forbearance Agreement” immediately after the words “the Collateral Documents”:

(vii) The definition of “Interest Payment Date” is amended by (x) deleting the phrase “three months” in each of the two places it appears therein and by inserting in lieu thereof the phrase “one month”, (y) adding to the end of clause (i) thereof, the following “provided that, from and after the Second Forbearance Effective Date, it shall mean the last Business Day of each calendar month, commencing on the first such date to occur on or after the Second Forbearance Effective Date.”

(viii) The definition of “Responsible Officer” is deleted in its entirety and replaced with the following:

““Responsible Officer” means as to any Person, any of the president, chief executive officer (to the extent an individual has been appointed to such position by the Board of Directors or other applicable governing body of such Person), chief financial officer, the treasurer or the assistant treasurer, principal financial officer, principal accounting officer or the general counsel, of such Person.”

(ix) The definition of “Restructuring Amendment” is amended by inserting the following new sentence immediately at the end of the existing definition thereof:

“In no event shall the Second Forbearance Agreement be deemed to constitute a Restructuring Amendment.”

(x) the following new definitions are hereby added in the appropriate alphabetical order:

““Control Agreements” means a tri-party deposit account control agreement by and among the applicable Credit Party, the Collateral Agent and the respective depository institution, each in form and substance reasonably satisfactory to the Collateral Agent and in any event providing the Collateral Agent “control” of such deposit account within the meaning of Article 9 of the UCC.

“Second Forbearance Agreement” means the Second Forbearance Agreement; Third Amendment to the Second Amended and Restated Credit and Guaranty Agreement and First Amendment to Pledge and Security Agreement dated as of December 9, 2008 by and among the Company, the other Credit Parties, the Lender parties thereto and Agent.

“Second Forbearance Effective Date” has the meaning assigned to that term in the Second Forbearance Agreement.

“Second Forbearance Period” has the meaning assigned to that term in the Second Forbearance Agreement.

“Second Forbearance Termination Date” has the meaning assigned to that term in the Second Forbearance Agreement.”

(b) Section 1.2 shall be amended by inserting the following sentence at the end thereof:

“Notwithstanding anything herein to the contrary or the requirements of GAAP, with respect to the consolidated balance sheet of the Company and its Subsidiaries for each fiscal month and Fiscal Quarter ending on or after September 27, 2008, the Company shall not reclassify any long-term debt as short-term debt solely as a result of the existence of the Specified Defaults (as defined in the Second Forbearance Agreement).”.

(c) Section 2.9 shall be amended by (x) the deleting the phrase “2% per annum in excess of” in each of the three places it appears therein and (y) deleting the word “increased” appearing in the last sentence thereof.

(d) Section 2.10 shall be amended by:

(i) Section 2.10(a) shall be amended by inserting “provided that, from and after the Second Forbearance Effective Date, such fees shall be payable on the last Business Day of each calendar month in arrears” at the end thereof ..

(ii) Section 2.10(b) shall be amended by inserting “provided that, from and after the Second Forbearance Effective Date, such fees shall be payable on the last Business Day of each calendar month in arrears” at the end of the first sentence therein.

(iii) Section 2.10(c) shall be amended by inserting “provided that, from and after the Second Forbearance Effective Date, such fees shall be payable on the last Business Day of each calendar month in arrears” at the end thereof ..

(e) Each of Sections 2.12, 2.13 and 2.14 shall be amended by adding the following new clause (designated clause “(d)” in the case of Sections 2.12 and 2.14 and designated clause “(g)” in the case of Section 2.13) as follows:

“[(d)/(g)] it is understood and agreed that, for all periods from and after the Second Forbearance Effective Date, the provisions of Sections 2.12, 2.13 and 2.14 shall be subject to the express requirements of Section 5(f) of the Second Forbearance Agreement and, in the event of any conflict or inconsistency, the provisions of said Section 5(f) of the Second Forbearance Agreement shall control.”

(f) Section 5.1(c)(ii) shall be amended by inserting the following at the end thereof:

“provided that, the certified public accountants’ report relating to the Company’s audited consolidated financial statements for the Fiscal Year ending 2008, may be qualified solely as a result of the existence of the Specified Defaults and the defaults or events of default arising under the Senior Subordinated Note Indenture which are set forth on Exhibit A to the Second Forbearance Agreement;”.

(g) Section 6.1 shall be amended by inserting the following new paragraph at the end thereof:

“Notwithstanding the foregoing, the Credit Parties may incur Indebtedness to Subsidiaries of Holdings which are not Credit Parties in excess of the amounts otherwise permitted in this Section 6.1 solely to permit compliance with Section 4.5(b)(iv) of the Pledge and Security Agreement; provided that, such Indebtedness shall be in compliance with the second proviso set forth in Section 6.1(e).”

(h) Section 6.3 shall be amended by inserting the following new paragraph at the end thereof:

“Notwithstanding the foregoing, the Credit Parties may make Investments in Subsidiaries of Holdings which are not Credit Parties in excess of the amounts otherwise permitted in this Section 6.3 solely to permit compliance with Section 4.5(b)(iv) of the Pledge and Security Agreement.”

(i) Section 8.1 shall be amended by:

(i) in Section 8.1(c) inserting “(x)” immediately after the phrase “perform or comply with” appearing therein and inserting the following new text at the end of the existing text thereof and before the semicolon at the end thereof:

“or (y) any term or condition contained in Section 4.5 of the Pledge and Security Agreement; provided that, with respect to the execution and delivery of Control Agreements as required by subclause (b)(i) thereof, such default shall not have been remedied or waived within three Business Days after the original date of required compliance therewith”.

(ii) Replacing every instance of the phrase “Company or any of its Material Subsidiaries (or any group of Company’s Subsidiaries that, taken as a whole, would constitute a Material Subsidiary” in Sections 8.1(f) and (g) with the phrase “Company or any of its Subsidiaries”.

(iii) Adding the word “or” at the end of Section 8.1(l).

(iv) Adding the following as subsections (m) and (n) which shall precede the final two paragraphs of Section 8.1:

“(m) the failure of the Senior Subordinated Notes or any other Subordinated Indebtedness to be subordinated as provided by any subordination provision related to such Subordinated Indebtedness or any Credit Party shall contest in writing the validity or enforceability of such provisions; or

(n) the failure by the Company or any Guarantor to comply with any term or condition contained in the Second Forbearance Agreement; provided that, (x) with respect to any default in the performance of or compliance with any term contained in paragraphs (c), (d), (e), (g), (h), (i) and (n) of Section 5 of the Second Forbearance Agreement, such default shall not have been remedied or waived within three Business Days after the original date of required compliance therewith and (y) with respect to any default in the performance of or compliance with covenants in the Second Forbearance Agreement not subject to a date, the respective default shall not have been remedied or waived within three Business Days after the earlier of (A) a Responsible Officer of any Credit Party becoming aware of such default or (B) receipt by the Company of notice from the Agent of such default.”

SECTION 4.	Amendments to Pledge and Security Agreement

Effective as of the Second Forbearance Effective Date, the following provisions of the Pledge and Security Agreement shall be amended as set forth below.

(a) Amendments to Section 1.1.

(i) The definition of “Deposit Accounts” shall be amended by adding, immediately at the end of the existing text thereof, the phrase “or listed on Schedule 4.5”.

(ii) The following new definitions are hereby added in the appropriate alphabetical order:

“Bank” shall have the meaning provided in Section 9-102 of the UCC.

“Control” shall mean, in the case of each Deposit Account, “control” as such term is defined in Section 9-104 of the UCC.

“Trust Funds” shall mean any Cash and Cash Equivalents constituting (i) payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Company’s or any of its Subsidiaries’ employees and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements) and (ii) all taxes required to be collected or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof), taxes owing to any governmental authority, sales, use and excise taxes, customs duties, import duties and independent customs brokers’ charges), other taxes for which the Company or any of its Subsidiaries may become liable and any other fiduciary funds, in each case, solely to the extent that (x) the failure to remit such Trust Funds to the Person entitled thereto would result under applicable law in potential personal criminal or civil liability to any director, officer or employee of the Company or any of its Subsidiaries, (y) in the case of amounts described in the preceding clause (i), the amounts constituting Trust Funds in a given Deposit Account  shall represent (without duplication) accrued and unpaid employee compensation through the date upon which the respective Grantor received the notice from the Collateral Agent of its exercise of remedies with respect to such Deposit Account as required by Section 7.4(b) (or, if sooner, the date of any Default or Event of Default with respect to such Grantor pursuant to Section 8.1(f) or (g) of the Credit Agreement), additional employee compensation for a period not to extend beyond the third Business Day following its receipt of such notice (or the earlier occurrence of such Default) and checks or direct deposit amounts already paid (prior to the receipt of notice or Default or Event of Default described above) in respect of prior pay periods which have not yet cleared, and (z) in each case, any amounts to constitute Trust Funds shall only constitute same if, and to the extent that, the Collateral Agent has received an officer’s certificate from the chief financial officer of the Company, which certifies the aggregate amount to be withheld or which shall constitute Trust Funds, and the respective Deposit Accounts pursuant to which such Trust Funds are requested to be made available, in each case received by the Collateral Agent within ten (10) Business Days after the date upon which the respective Grantor received the notice from the Collateral Agent of its exercise of remedies with respect to such Deposit Account as required by Section 7.4(b) or, if sooner, the date of any Default or Event of Default with respect to such Grantor pursuant to Section 8.1(f) or (g) of the Credit Agreement.

(b) Section 2.1 shall be amended by inserting the following at the end of paragraph (k) before for the semi-colon:

“and all Deposit Accounts maintained by such Grantor with any person and all Monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing”.

(c) Section 4.5 shall be amended by deleting the existing said provision thereof in its entirety and by inserting in lieu thereof the following new Section 4.5:

“4.5                      Deposit Accounts.

(a)           Representations and Warranties.  As of the Second Forbearance Effective Date, no Grantor maintains any Deposit Accounts other than the accounts listed in Schedule 4.5 hereto. The two accounts listed on Part II of Schedule 4.5 (the “Existing Escrow Accounts”) are existing accounts previously established to escrow certain funds, and no other amounts have been deposited therein (other than interest accruing in such accounts). The maximum amount on deposit in each such Existing Escrow Account on the Second Forbearance Effective Date is correctly set forth in Part II of Schedule 4.5. Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware, of any person (other than the Collateral Agent pursuant hereto) having sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account and any Money or other property deposited therein.

(b)           Covenants.

(i)           With respect to each Deposit Account of any Grantor in existence on the Second Forbearance Effective Date (other than the Existing Escrow Accounts), the respective Grantor shall deliver to the Collateral Agent, within the time required by the immediately succeeding sentence, (x) a Control Agreement duly executed by such Grantor and the applicable Bank with respect to each such Deposit Account, at which time the Collateral Agent will have a first priority security interest (subject to such Bank’s rights as provided in the respective Control Agreement) in each such Deposit Account, which security interest is perfected by Control or (y) evidence reasonably satisfactory to the Collateral Agent that each such Deposit Account that is not subject to a Control Agreement has been closed.  All Control Agreements required by the immediately preceding sentence shall be required to be fully executed and delivered to the Collateral Agent no later than ten Business Days after the Second Forbearance Effective Date; provided that, such date may be extended by an additional five Business Days at the reasonable request of the Company; and

(ii)           No Grantor shall, at any time after the Second Forbearance Effective Date, establish, open or acquire any Deposit Account unless, prior thereto, the respective Bank and Grantor shall have duly executed and delivered to the Collateral Agent a Control Agreement, in form and substance reasonably satisfactory to the Agent, with respect to such Deposit Account or the Collateral Agent otherwise has Control over such Deposit Account pursuant to documentation in form and substance satisfactory to the Collateral Agent.

(iii)           From and after the time for compliance with clause (i) above has passed (and after giving effect to the extension of time set forth in the proviso to such clause (i) to the extent actually extended), each Grantor shall cause all of its unrestricted cash balances (including all payments with respect to Accounts but excluding petty cash not to exceed US $20,000.00) to be deposited (whether directly or indirectly) in one or more Deposit Accounts which are subject to a Control Agreement in favor of and to the reasonable satisfaction of the Collateral Agent.

(iv)           At no time shall the Subsidiaries of the Company which are not Grantors hold unrestricted Cash, Cash Equivalents or similar items; provided that, (a) Subsidiaries organized under the laws of Canada may collectively hold unrestricted Cash, Cash Equivalents, and similar items up to an amount less than or equal to Cdn $10.0 million (less outstanding checks) at any time, (b) Subsidiaries organized under the laws of Puerto Rico may collectively hold unrestricted Cash, Cash Equivalents, and similar items up to an amount less than or equal to US $2.0 million (less outstanding checks) at any time, and (c) Subsidiaries organized under the laws of Liechtenstein may collectively hold unrestricted Cash, Cash Equivalents, and similar items up to an amount less than or equal to US $15,000.00 (less outstanding checks) at any time.

(v)           No Grantor shall deposit, or permit to be deposited, additional amounts in any Existing Escrow Account (other than interest accruing in such accounts) on or after the Second Forbearance Effective Date. Furthermore, if any amounts are released to any Grantor from any Existing Escrow Account or are no longer required to be maintained on deposit therein, the Grantors shall cause such amounts to be transferred to one or more Deposit Accounts (that are not Existing Escrow Accounts) meeting the above requirements in this Section 4.5(b).”

(d) Section 7.4 shall be amended by deleting the existing text thereof in its entirety and by inserting in lieu thereof the following:

“(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account (other than any Existing Escrow Account) or instruct any Bank at which any such Deposit Account is maintained to transfer all monies, securities and instruments held by such Bank to the Collateral Agent or withhold any withdrawal rights from such Grantor with respect to funds credited to any Deposit Account in accordance with the terms of the applicable Control Agreement.  The Collateral Agent agrees that the actions permitted pursuant to the preceding sentence shall not be taken at any time if an Event of Default has not occurred and is continuing.

(b) The Collateral Agent acknowledges that the Deposit Accounts subject to Control Agreements or otherwise under its Control may contain from time to time Trust Funds, which the Grantors are required to collect and remit from time to time but which, pending such remittance, shall be contained or held in such Deposit Accounts. Following any exercise of control by the Collateral Agent as described in the first sentence of Section 7.4(a), the Collateral Agent agrees (to the extent permitted by law) to promptly notify the Grantors of such exercise (which notice may be by delivery of a copy of the notice of exclusive or sole control); provided that, any delay or failure of giving such notice shall not affect the validity thereof. Upon receipt of such notice (or if sooner, the occurrence of a Default or Event of Default with respect to such Grantor pursuant to Section 8.1(f) or (g) of the Credit Agreement), the relevant Grantors may, within 10 Business Days thereafter, deliver (or cause to be delivered) an officer’s certificate complying with clause (z) of the definition of Trust Funds certifying the type and amount of any Trust Funds contained or held in the respective Deposit Account(s) and that the failure to remit such Trust Funds to the person entitled thereto would result under applicable law in potential personal, criminal or civil liability to any director, officer or employee of the Company or its Subsidiaries. Notwithstanding anything to the contrary contained herein, upon receipt of any such officer’s certificate by the Collateral Agent, the Collateral Agent shall remit within one Business Day of receipt of such officer’s certificate (or instruct the relevant Bank to remit) the amount of the Trust Funds specified in such officer’s certificate to the respective Grantor for payment to the appropriate Person.”

(e) The Pledge and Security Agreement shall be further amended by inserting a new Schedule 4.5 thereto in the form attached hereto as Exhibit B.

SECTION 5.	Supplemental Terms, Conditions and Covenants On and After the Second Forbearance Effective Date.

The Credit Parties hereto hereby agree to comply with the following terms, conditions and covenants from and after the Second Forbearance Effective Date, in each case notwithstanding any provision to the contrary set forth in this Agreement, the Forbearance Agreement, the Credit Agreement or any other Credit Document:

(a) Specified Defaults.  Each of the Specified Defaults shall be deemed to be an Event of Default (other than the events described in items 2 and 3 on Exhibit A, until the holders of the Senior Subordinated Notes (or the trustee on behalf of such holders) shall have the right to accelerate the Senior Subordinated Notes), from and after the Second Forbearance Termination Date.

(b) Minimum Liquidity.  From and after the Second Forbearance Effective Date, Holdings and the Company shall not, directly or indirectly, at any time permit (i) the sum of the Cash and Cash Equivalents of the Company and all of its Domestic Subsidiaries at the close of business on any Business Day which are on deposit in one or more Deposit Accounts (as defined in the Pledge and Security Agreement) with respect to which Control Agreements (as defined in the Pledge and Security Agreement) in favor of the Collateral Agent are then in effect (or, if prior to the expiration of the extension period provided in Section 4.5(b)(i) of the Pledge and Security Agreement and the grace period provided in Section 8.1(n)(y) of the Credit Agreement, with respect to which Control Agreements are expected to be entered into before the termination of such grace period) or are otherwise in one or more Deposit Accounts of the Grantors maintained with the Collateral Agent where it has Control for the benefit of the Secured Parties (the “Daily Cash Balance”) to be less than $2.5 million on any two consecutive Business Days or (ii) the average Daily Cash Balance for any five consecutive Business Days to be less than $7.5 million (with the covenant contained in this sentence being herein called the “Minimum Liquidity Covenant”).  The Company shall deliver to the Agent on Wednesday (or the immediately succeeding Business Day if Wednesday is not a Business Day) of each week (commencing with the week of December 15, 2008) a report of the Daily Cash Balances as a consolidated number for each Business Day of the preceding week, certified by the Company’s chief financial officer or other financial officer of the Company that is a Responsible Officer (it being understood that any unintentional transpositions or typos in such report shall not cause a Default or Event of Default so long as after giving effect to any correction thereto the Minimum Liquidity Covenant is still met for such period).

(c) Draft of Long Term Business Plan.  The Company shall deliver a long-term business plan approved by the Company’s Board of Directors (the “Long Term Business Plan”) to Agent by no later than January 7, 2009, which shall include (i) forecasted consolidated balance sheets (assuming a static capitalization) and forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for the next succeeding 3 Fiscal Years, together with an explanation of the material assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for each month of the Fiscal Year ending in 2009, together with an explanation of the material assumptions on which such forecasts are based.

(d)  Launch of Marketing Process.  On or before January 9, 2009, the Company shall commence distribution of marketing materials to solicit potential debt and/or equity investments; provided that, at least two Business Days prior thereto, the Company shall have delivered drafts of such marketing materials to the Agent (for further distribution to the Steering Committee).

(e) Restructuring Proposal.  On or before January 26, 2009, the Company shall deliver a potential restructuring proposal approved by the Company’s Board of Directors to the Agent.

(f) Prepayments.  From and after the Second Forbearance Effective Date, all voluntary and mandatory prepayments of the Loans (exclusive of scheduled repayments under Section 2.11 of the Credit Agreement) shall be applied ratably to (i) repay principal of outstanding Revolving Loans and Swingline Loans (and after same have been repaid in full, to repay and/or cash collateralize Letter of Credit Usage) and (ii) repay outstanding principal of Term Loans, with the amount to be allocated pursuant to preceding clause (i) to equal the amount of the respective aggregate amount to be prepaid multiplied by a fraction the numerator of which is the Total Utilization of Revolving Loan Commitments at such time (less the amount of any Letter of Credit Usage which has theretofore been, and is at that time, cash collateralized) and the denominator of which is the sum of the numerator plus the aggregate principal amount of then outstanding Term Loans, and with the amount to be applied pursuant to preceding clause (ii) to equal the aggregate amount to be so prepaid multiplied by a fraction the numerator of which is the aggregate principal amount of then outstanding Term Loans and the denominator of which is the same as the denominator described above; provided that, the forgoing ratable prepayment requirement shall not apply to prepayments of outstanding Revolving Loans and Swingline Loans (or to the provision of cash collateral for Letter of Credit Usage) to the extent such prepayments are made in connection with (x) the substantially simultaneous issuance of a new Letter of Credit (or the increase in amount of an existing Letter of Credit) and/or (y) the reimbursement of Revolving Loans deemed made upon the drawing of any Letter of Credit.

(g) Cooperation and Access.  The Company shall cooperate with the Agent, Moelis and Company and such other professional advisors retained from time to time by Agent, in providing reasonable access to the Credit Parties’ books, records, properties and senior management team upon reasonable prior notice, during regular business hours and for reasonable durational periods.

(h) Management Discussions.  The Company shall (x) cause its senior management team, and use its commercially reasonable efforts to cause Miller Buckfire and other appropriate legal advisors, to discuss (at the option of the Company, in person or telephonically), on a bi-weekly basis during regular business hours and for reasonable durational periods, with the Agent, its legal advisor and Moelis and Company and such other professional advisors retained from time to time by Agent, and the Lenders identified to the Company as the steering committee (the “Steering Committee”), among other things, ongoing financial performance and operations, liquidity and progress with respect to any asset sale, merger, consolidation or other business combination, equity infusion, financing proposals (including, without limitation, progress reports on the proposed debtor in possession or exit financing (“DIP/Exit Financing”)), change of control transaction or restructuring or plan proposal (each, a “Proposed Transaction”); provided that, the Company shall have no obligation to discuss with the Agent, its legal advisors or the Steering Committee any competing DIP/Exit Financing transaction and (y) no later than Wednesday of each week (or the next succeeding Business Day if Wednesday is not a Business Day), deliver to the Agent (for further distribution to the Steering Committee), summaries of the material terms of each letter of intent, memorandum of understanding or similar indication of interest or other agreement received (or entered into) by the Company or its legal advisors (or any material modifications thereto) with respect to any Proposed Transaction (other than with respect to any competing DIP/Exit Financing), prepared by the Company exercising its reasonable judgment as to the information to be disclosed to the Agent and the Steering Committee (it being understood that no such weekly summary shall be required to the extent the Company has not received any such proposals or documents or there have been no material modifications to previously received proposals or documents which have been previously summarized).

(i) Financial and Other Information.  In addition to the financial statements and other reports required to be provided under the Credit Agreement, the Company shall deliver to the Agent:

(i) on Wednesday (or the immediately succeeding Business Day if Wednesday is not a Business Day) of each week (commencing with the week of December 15, 2008), a rolling 13-week consolidated cash flow forecast, in the form set forth on Exhibit C (the “13-Week Cash Flow Forecast”).  Each delivery of the 13-Week Cash Flow Forecast shall be deemed to be a representation by the Company that such 13-Week Cash Flow Forecast has been prepared based upon good faith estimates and assumptions that the Company believes were reasonable at the time made (it being understood and agreed that such 13-Week Cash Flow Forecast is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from such projected results) and shall be accompanied by a certification of the chief financial officer or such other financial officer that is a Responsible Officer that such 13-Week Cash Flow Forecast has been prepared based upon good faith estimates and assumptions that the Company believes were reasonable at the time made (it being understood and agreed that such 13-Week Cash Flow Forecast is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from such projected results).

(ii) on Wednesday (or the immediately succeeding Business Day if Wednesday is not a Business Day) of each week (commencing with the week of December 15, 2008), a variance report showing on a line item basis the percentage and dollar variance of actual cash disbursements and cash receipts for the prior week from the amounts set forth for such week in the applicable 13-Week Cash Flow Forecast.

(iii) as soon as available and in any event within twenty-five (25) days after the end of each month ending after the Second Forbearance Effective Date, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such month and for the portion of the Company’s Fiscal Year then elapsed, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and commencing with the January 2009 financial statements, the corresponding figures set forth in the Long Term Business Plan, together with a CFO Certification and MD&A with respect to the foregoing; provided that, with respect to the fiscal month ending December 2008, the financial statements referred to above shall be “preliminary” and shall be delivered to the Agent as soon as available and in any event within forty-five (45) days after the end of such month.

(j) Fees and Expenses.  The Company shall pay (x) within 10 days of receipt of a reasonably detailed invoice therefor (subject to redaction to protect privileges or other confidential communications) all reasonable fees and expenses to be paid to White & Case LLP and Moelis & Company and (y) on the earliest of (i) the Second Forbearance Termination Date, (ii) the first Business Day occurring on or after February 12, 2009, upon which the making of such payment would not result in a breach of the Minimum Liquidity Covenant, and (iii) March 31, 2009, to the Agent, for the account of each Lender executing this Agreement on or prior to the Stated Time (as defined below), a fee equal to 0.25% of such Lender’s Revolving Loan Commitment and Tranche D Term Loan Exposure as in effect on the Second Forbearance Effective Date, the full amount of which fee shall be fully earned and shall become due on the Second Forbearance Effective Date and which, once paid, shall be nonrefundable for any reason whatsoever.

(k) Prohibition on Assignments and Participations.  From and after the Second Forbearance Effective Date, the Credit Parties, the Sponsor and each of their respective Affiliates shall be prohibited from purchasing (by assignment, participation or otherwise), in whole or in part, any Commitment, Loan, Letter of Credit or any other Obligation.

(l) Subordinated Indebtedness Payments.  The Company shall give the Agent 10 Business Days’ prior notice of its intent to make any payment (including any payment of interest but excluding payments in respect of reasonable fees and expenses of one counsel and one financial advisor for the holders of Subordinated Indebtedness) with respect to any Subordinated Indebtedness (the “Payment Notice”).

(m) Restrictions on Cure Rights; Accordion.  Notwithstanding anything in the Credit Agreement to the contrary, Holdings and the Company shall not, directly or indirectly, (x) exercise the Cure Right described in Section 8.3 of the Credit Agreement, or (y) increase the existing Revolving Loan Commitments or establish one or more New Term Loan Commitments pursuant to Section 2.25 of the Credit Agreement.

(n) Deposit Accounts; Control Agreements; Cash Held by Non-Credit Parties; Etc.  The Company shall, and shall cause its Subsidiaries to, comply with the provisions of Section 4.5 of the Pledge and Security Agreement, and shall take all actions so that its Subsidiaries which are not Credit Parties transfer unrestricted Cash and Cash Equivalents as necessary to Deposit Accounts of a Grantor subject to Control so that no violation of Section 4.5(b)(iv) of the Pledge and Security Agreement shall occur.

(o) Additional Restrictions.  Notwithstanding anything in the Credit Agreement to the contrary, from and after Second Forbearance Effective Date, Holdings and the Company shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly, (A) incur any Indebtedness, (B) create or incur any Liens, (C) make any Investments, (D) make any Restricted Junior Payments, or (E) consummate any Asset Sale, except in the ordinary course of business (it being understood that extensions, renewals, replacements and issuances of letters of credit are in the ordinary course of business and without limiting the effect of the last paragraphs of Sections 6.1 and 6.3 of the Credit Agreement, intercompany transactions among one or more Credit Parties and any Subsidiary of Holdings organized under the laws of Canada, Puerto Rico or Lichtenstein may be permitted so long as such transactions are in the ordinary course of business and consistent with past practices).  Furthermore, and for the avoidance of doubt, it is agreed that from and after the Second Forbearance Effective Date, the Company and its Subsidiaries may not take any action that would be prohibited by the terms of the Credit Agreement at any time while an Event of Default is in existence.  In addition, from and after the Second Forbearance Effective Date, no Management Fees shall be payable in cash, but shall continue to accrue and the Company and its Subsidiaries shall not enter into, or commit to enter into, any Permitted Sale-Leaseback transaction. The Credit Parties may pay, in the ordinary course, (i) reasonable out-of-pocket expenses incurred by not more than ten Sponsor employees or principals providing services to the Company and (ii) reasonable fees of members of the Company’s Board of Directors that are not affiliated with the Sponsor and (without duplication of out-of-pocket expenses paid pursuant to clause (i) above) the reasonable out-of-pocket expenses of each member of the Company's Board of Directors.

SECTION 6.	Representations, Warranties And Covenants Of Company and Other Credit Parties.

To induce the Lenders and the Agent to execute and deliver this Agreement, each of the Company and the other Credit Parties represents, warrants and covenants that:

(a) Organization and Powers. Each Credit Party is a corporation, limited liability company or limited partnership, as applicable, duly organized or formed, as applicable, validly existing and, to the extent such concept applies, in good standing under the laws of its jurisdiction of incorporation or formation, as applicable.  Each Credit Party has all requisite corporate or other organizational power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated thereby;

(b) Authorization of Agreement; No Conflict. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate, limited liability company or limited partnership, as applicable, action on the part of each Credit Party that is a party thereto. The execution, delivery and performance by Credit Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws (or equivalent constituent documents) of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, except to the extent such violation could not be reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent on behalf of the Secured Parties), or (d) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Second Forbearance Effective Date and disclosed in writing to Lenders and except for any such consents or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect;

(c) Governmental Consents. The execution, delivery and performance by the Credit Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body (a) such as have been obtained and are in full force and effect and (b) any such consents or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect;

(d) Grantors. Each Domestic Subsidiary of THL-SC Bedding Company is a Grantor and is a party to the Pledge and Security Agreement.

(e) Deposit Accounts. As of the Second Forbearance Effective Date, no Credit Party has any deposit account containing unrestricted Cash other than the deposit accounts listed in Schedule 4.5 to the Pledge and Security Agreement.

(f) Binding Obligation. This Agreement has been duly executed and delivered by each Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g) Incorporation of Representations and Warranties and Covenants from Credit Documents. Except with respect to the Specified Defaults and the Permitted Exceptions, the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are and will be true, correct and complete in all material respects on and as of the Second Forbearance Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date, and each of the agreements and covenants in the Credit Agreement and the other Credit Documents is hereby reaffirmed with the same force and effect as if each were separately stated herein and made as of the date hereof.

(h) Absence of Default. As of the date hereof, except for the Specified Defaults, (x) no Default or Event of Default has occurred or is continuing under this Agreement, the Forbearance Agreement, the Credit Agreement or any other Credit Document (it being understood and agreed that the Company’s failure to deliver any MD&A required under Section 5.1 of the Credit Agreement prior to the Second Forbearance Agreement Effective Date has been cured or waived and it is understood and agreed that any failures as described in items 2 and 3 of Exhibit A to the Forbearance Agreement shall not constitute a Default or Event of Default so long as all such failures were cured prior to the Second Forbearance Effective Date) and (y) except as set forth on Exhibit A, no “Default” or “Event of Default” (as those terms are defined under the Senior Subordinated Note Indenture or the documents evidencing the Holdco Notes) has occurred or is continuing in respect of the Senior Subordinated Notes or the Holdco Notes.

(i) Collateral. Lenders’ and Agent’s security interests in the Collateral continue to be valid, binding, and enforceable first-priority security interests which secure the Obligations (subject only to the Permitted Liens).

(j) Acknowledgement. Each of the Agent, the Lenders and the Company acknowledges that this Agreement is not a “Restructuring Amendment” as defined in the Forbearance Agreement.

SECTION 7.                                Ratification of Liability.

(a) Each of the Company and other Credit Parties hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under this Agreement and each other Credit Document to which such party is a party, and each such party hereby ratifies and reaffirms its grant of Liens on its properties pursuant to such Credit Documents to which it is a party as security for the Obligations under or with respect to the Credit Agreement, and confirms and agrees that such Liens hereafter secure all of the Obligations.  Each Guarantor acknowledges the effectiveness and continuing validity of its guarantee in the Credit Agreement and its liability for the Obligations pursuant to the terms of such guarantee and that such obligation is without defense, setoff and counterclaim.

(b) The Company and each other Credit Party (i) acknowledges receipt of a copy of this Agreement and all other agreements, documents and instruments executed and/or delivered in connection herewith, (ii) consents to the terms and conditions of same without prejudice to any Credit Party’s liability pursuant to any of the Credit Documents, and (iii) agrees and acknowledges that each of the Credit Documents remains in full force and effect, that such Credit Party’s obligations thereunder are without defense, setoff and counterclaim and that each of the Credit Documents is hereby ratified and confirmed.

SECTION 8.                                Reference To And Effect Upon The Credit Agreement.

(a) Except as expressly modified hereby, all terms, conditions, covenants, representations and warranties contained in the Credit Agreement and other Credit Documents, and all rights of Lenders and Agent and all of the Obligations, shall remain in full force and effect. Each of the Company and the other Credit Parties hereby confirms that no such party has any right of setoff, recoupment or other offset with respect to any of the Obligations.

(b) Except as expressly set forth herein, the effectiveness of this Agreement shall not directly or indirectly (i) create any obligation to make any further Loans or issue any Letters of Credit after the Second Forbearance Effective Date, (ii) create any obligation to make any further Loans or issue any Letters of Credit or to continue to defer any enforcement action after the occurrence of any Forbearance Default, (iii) constitute a consent or waiver of any past, present or future violations, including Defaults and Events of Default, of any provisions of the Credit Agreement or any other Credit Documents, (iv) amend, modify, prejudice or operate as a waiver of any provision of the Credit Agreement or any other Credit Documents or any right, remedy, power or privilege of Lenders and/or Agent, (v) constitute a consent to any merger or other transaction or to any sale, restructuring or refinancing transaction, or (vi) constitute a course of dealing or other basis for altering any Obligations or any other contract or instrument.  Except as expressly set forth herein, each Lender and Agent reserves all of its rights, remedies, powers and privileges under the Credit Agreement, the other Credit Documents, applicable law and/or equity. All of the provisions of the Credit Agreement and the other Credit Documents are hereby reiterated, and if ever waived, are hereby reinstated.  Notwithstanding any other provision in this Agreement, it is understood and agreed that during the Second Forbearance Period, notwithstanding the Company’s inability to make the statements required by Section 3.2 of the Credit Agreement (or in any Funding Notice or Request for Issuance required thereby), solely to the extent excused pursuant to the last sentence of Section 2(d) hereof, but subject to all other terms and conditions contained in the Credit Agreement and Section 2(d) hereof, any Issuing Bank may issue, renew, extend or replace Letters of Credit and the Company shall be permitted to request Revolving Loans (and Lenders agree to make such Revolving Loans), provided that the Revolving Credit Exposure is not increased or decreased after giving effect to such issuance, renewal, extension or replacement of any such Letter of Credit or the making of any such Revolving Loans.

(c) From and after the Second Forbearance Effective Date, (i) the term “Agreement” in the Credit Agreement, and all references to the Credit Agreement in any Credit Document shall mean the Credit Agreement, and (ii) the term “Credit Document” in the Credit Agreement and the other Credit Documents shall include, without limitation, this Agreement and any agreements, instruments and other documents executed and/or delivered in connection herewith.

(d) This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Credit Agreement or any other Credit Document.

SECTION 9.                                Company’s Release and Duty to Indemnify for Assigned Claims.

(a) By its execution hereof and in consideration of the mutual covenants contained herein and other accommodations granted to the Credit Parties hereunder, each Credit Party, on behalf of itself and each of its Subsidiaries, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses and damages (collectively, the “Claims”) any of them may have or allege to have as of the date of this Agreement (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against Agent or any Lender, their respective affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) involving or otherwise relating to this Agreement or any of the other agreements entered into in connection herewith, the Credit Agreement, the Credit Documents or any or all of the actions and transactions contemplated hereby or thereby, including, without limitation, any actual or alleged performance or nonperformance by any of the Released Parties hereunder or thereunder.  Each Credit Party hereby acknowledges that the agreements in this paragraph (a) are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims.  In entering into this Agreement, each Credit Party expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof.  The provisions of this paragraph shall survive the termination or expiration of the Second Forbearance Period and the termination of the Credit Documents and the payment in full of all obligations of the Credit Parties under or in respect of the Credit Agreement and other Credit Documents and all other amounts owing thereunder.

(b) Each Credit Party represents and warrants that it has not assigned to any Person any Claim other than to the Collateral Agent pursuant to the Pledge and Security Agreement.  In the event that the foregoing representation and warranty is, or is purported to be, untrue, each Credit Party agrees to indemnify and hold harmless the Released Parties against, and to pay, any and all actions, demands, obligations, causes of action, decrees, awards, claims, liabilities, losses and costs (including, but not limited to, reasonable expenses of investigation and fees and expenses of counsel) that any of the Released Parties may sustain or incur as a result of the breach or purported breach of the foregoing representation and warranty, in each case, in the manner and to the extent set forth in Section 10.3 of the Credit Agreement.  The provisions of this paragraph shall survive the termination or expiration of the Second Forbearance Period and the termination of the Credit Documents and the payment in full of all obligations of the Credit Parties under or in respect of the Credit Agreement and other Credit Documents and all other amounts owing thereunder.

SECTION 10.                                Construction.

This Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Agreement or any such other agreements and documents nor any alleged ambiguity therein shall be interpreted or resolved against any party on the ground that such party or its counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction.  Each of the parties hereto represents and declares that such party has carefully read this Agreement and all other agreements and documents executed in connection therewith, and that such party knows the contents thereof and signs the same freely and voluntarily.  The parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

SECTION 11.                                Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Agreement by delivering by facsimile or other electronic transmission a signature page of this Agreement signed by such party, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature.

SECTION 12.                                Severability.

The invalidity, illegality, or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction.

SECTION 13. Further Assurances.

The Company and each other Credit Party agrees to, and to cause any other Credit Party to, take all further actions and execute all further documents as Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith; provided that any failure to do so shall be an Event of Default if such failure has not been remedied or waived within 5 Business Days after the Company’s receipt of notice from the Agent.

SECTION 14.                                Section Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

SECTION 15.                                Notices.

All notices, requests, and demands to or upon the respective parties hereto shall be given in accordance with the Credit Agreement. For purposes of Section 10.1 of the Credit Agreement, from and after the Second Forbearance Effective Date the address of the Agent shall be deemed to be as set forth below (until such time as the Agent changes such address for notices as permitted pursuant to said Section 10.1 of the Credit Agreement):

60 Wall Street
New York, New York 10005
Attn: Scottye Lindsey
Telecopy: 646 736 7095

SECTION 16.                                Governing Law.

This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

SECTION 17.                                Acknowledgements.

Each Credit Party hereby acknowledges that:

(a) it has carefully read and fully understood all of the terms and conditions of this Agreement;

(b) it has consulted with, or had a full and fair opportunity to consult with, and has been advised by fully competent counsel in the negotiation, execution and delivery of this Agreement;

(c) it has had a full and fair opportunity to participate in the drafting of this Agreement and that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of any party hereto having or being deemed to have structured, dictated or drafted such provision;

(d) it is freely, voluntarily, knowingly and intelligently entering into this Agreement;

(e) none of the Lenders or Agent has a fiduciary relationship to any Credit Party, and the relationship between Agent and the Lenders, on the one hand, and the Credit Parties, on the other, is solely that of creditor and debtor; and

(f) no joint venture exists among the Credit Parties, Agent and the Lenders.

SECTION 18.                                Effectiveness.

This Agreement shall become effective at the time (the “Second Forbearance Effective Date”) that all of the following conditions precedent have been satisfied as determined by Agent in its sole discretion:

(a) Agreement. Agent shall have received duly executed signature pages for this Agreement signed by the Company, each other Credit Party, the Requisite Lenders and the Requisite Class Lenders holding Term Loans.

(b) Due Authorization. Agent shall have received resolutions from each Credit Party evidencing the corporate or similar authority of such Credit Party to execute, deliver and perform its obligations under this Agreement and, as applicable, all other agreements and documents executed in connection therewith.

(c) Opinions.  The Agent shall have received opinions of counsel to the Credit Parties  (other than the entities organized under the laws of the State of Nevada) as to the transactions contemplated hereby in form and substance reasonably acceptable to Agent.

(d) Financial Reports.  The Company shall have delivered to the Agent all past due financial reports with respect to the Fiscal Quarter ended September 27, 2008 and related certifications and other information, in each case, as required under Sections 5.1(b) and (d) of the Credit Agreement.

(e) 13-Week Cash Flow Forecast.  The Company shall have delivered to the Agent the initial 13-Week Cash Flow Forecast certified by the chief financial officer of the Company as being prepared based upon good faith estimates and assumptions that were reasonable at the time made (it being understood and agreed that such 13-Week Cash Flow Forecast is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from such projected results).

(f) Interest.  The Company shall have paid to the Agent for the account of the Lenders ($840,802.61), which shall be the portion of the interest that accrued during the Forbearance Period under the Forbearance Agreement based on the increase in the Applicable Margin thereunder applicable immediately prior to the Second Forbearance Effective Date.

(g) Forbearance Fee. Agent shall have received, for the account of each Lender which delivers its original or facsimile signature page to this Agreement to the Agent or its designee no later than 6:00 p.m. (New York City time) on December 9, 2008 (the “Stated Time”), payment of a Forbearance Fee (which shall be fully earned and non-refundable when paid) equal to 0.25% of such Lender’s Revolving Loan Commitment and Tranche D Term Loan Exposure, as the case may be.  Such forbearance fee will not be creditable against any future amendment or forbearance fees.

(h) Other Fees.  The Company shall have paid (x) all the reasonable fees, expenses and disbursements of White & Case LLP and Moelis & Company, for which reasonably detailed invoices (subject to redaction to protect privileges or other confidential communications) have been presented on or prior to the 6:00 p.m. (New York City time) on December 9, 2008 and (y) “evergreen” retainers of $150,000 to each of White & Case LLP and Moelis & Company.

SECTION 19.                                Assignments; No Third Party Beneficiaries.

This Agreement shall be binding upon and inure to the benefit of the Company, the other Credit Parties, Lenders, Agent and their respective successors and assigns; provided, that neither the Company nor any other Credit Party shall be entitled to delegate any of its duties hereunder and shall not assign any of its rights or remedies set forth in this Agreement without the prior written consent of Agent in its sole discretion. No Person other than the parties hereto and their permitted successors and assigns, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights are hereby expressly disclaimed.

SECTION 20.                                Final Agreement.

This Agreement, the Credit Agreement, the other Credit Documents, and the other written agreements, instruments, and documents entered into in connection herewith and therewith (collectively, the “Company/Lender Documents”) set forth in full the terms of agreement between the parties hereto and thereto and are intended as the full, complete, and exclusive contracts governing the relationship between such parties, superseding all other discussions, promises, representations, warranties, agreements, undertakings and understandings between the parties with respect thereto.  No term of the Company/Lender Documents may be amended, restated, waived or otherwise modified except in a writing signed by the party against whom enforcement of the modification, amendment, or waiver is sought, unless otherwise provided in the applicable Company/Lender Document.  Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind.  Lenders’ and/or Agent’s exercise or failure to exercise any rights or remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights, remedies, powers and privileges in any other instances.  There are no oral agreements among the parties hereto.

[Signature pages to follow]

IN WITNESS WHEREOF, this Second Forbearance Agreement; Third Amendment to Second Amended and Restated Credit and Guaranty Agreement and First Amendment to the Pledge and Security Agreement has been executed by the parties hereto as of the date first written above.

SIMMONS BEDDING COMPANY

By:  /s/ William S. Creekmuir
Name: William S. Creekmuir
Title: Executive Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

THL-SC BEDDING COMPANY

By:  /s/ William S. Creekmuir
Name: William S. Creekmuir
Title: Executive Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

THE SIMMONS MANUFACTURING CO., LLC
WORLD OF SLEEP OUTLETS, LLC
SIMMONS CONTRACT SALES, LLC
WINDSOR BEDDING CO., LLC
SIMMONS EXPORT CO.

By:  /s/ William S. Creekmuir
Name: William S. Creekmuir
Title: Executive Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

DREAMWELL, LTD.
SIMMONS CAPITAL MANAGEMENT, LLC

By:  /s/ William S. Creekmuir
Name: William S. Creekmuir
Title: President and Treasurer

DEUTSCHE BANK AG, NEW YORK BRANCH,
As Agent

                                                                                                        By: /s/ Scottye Lindsey
                                                                          Name: Scottye Lindsey
                                                                          Title:  Director

                                                                                                        By:  /s/ Carin Keegan
                                                                          Name:  Carin Keegan
                                                                          Title:    Director